Exhibit 99.1

Investor Contact:
Alex Schwartz
Esperion
734-249-3386
aschwartz@esperion.com

Media Contact:
Ben Church
Esperion

734-864-6774

bchurch@esperion.com

Esperion Reports First Quarter 2020 Financial Results and Provides Company Update

– Company Secures Marketing Approvals for NEXLETOL™ and NEXLIZET™ Tablets in the U.S. as well as for NILEMDO™ and NUSTENDI™ Tablets in Europe –

– NEXLETOL™ (bempedoic acid) Tablets Commercially Available in the U.S. on March 30th –

– NEXLIZET™ (bempedoic acid and ezetimibe) Tablets Commercially Available in the U.S. on June 4th –

– Strong Capital Position with $158 Million in Cash and at Least $210 Million in Additional Collaboration Payments in 2020 –

– First-ever Product Sales Revenue to Complement 2020 Collaboration Revenue and on Track for the Achievement of Record-Setting Revenue for Full-Year 2020 –

– Conference Call and Webcast on Wednesday, May 6 at 4:30 P.M. Eastern Time –

ANN ARBOR, Mich., May 6, 2020 (GLOBE NEWSWIRE) -- Esperion (NASDAQ:ESPR) today reported financial results for the first quarter ended March 31, 2020, which included the first-ever product sales revenue for NEXLETOL™ tablets, and provided other company updates.

“With two marketing approvals in the U.S. and two in the E.U., the commercial launch of NEXLETOL™ tablets in the U.S. by our highly-tenured customer-facing team, completion of a second precedent-setting ex-U.S. collaboration, and achievement of our ambitious managed care coverage goals in the U.S., our Esperion team continues to excel,” said Tim M. Mayleben, president and chief executive officer of Esperion. “These accomplishments showcase the potential of our Lipid Management business over the long term as we continue to deliver upon commitments to patients, healthcare providers, our managed care partners, shareholders, and other stakeholders.”

Recent Highlights

Clinical and Regulatory:

•	January 2020: Positive opinions from the Committee for Medicinal Products (CHMP) for Human Use of the European Medicines Agency (EMA) for the Marketing Authorisation Applications (MAAs) for both NILEMDO™ (bempedoic acid) and NUSTENDI™ (bempedoic acid and ezetimibe) tablets, recommending approval for the treatment of hypercholesterolemia and mixed dyslipidemia.

•	February 2020: Food and Drug Administration Approvals of NEXLETOL™ (bempedoic acid) tablets, the first oral, once-daily, non-statin, LDL-C lowering medicine approved in nearly 20 years for indicated patients, and NEXLIZET™ (bempedoic acid and ezetimibe) tablets, the first non-statin, LDL-C lowering combination medicine ever approved.

•	March 2020: Three data presentations from the LDL-cholesterol lowering development program of NEXLETOL and NEXLIZET presented at the American College of Cardiology 69th Scientific Session Together with World Congress of Cardiology.

•	April 2020: European Commission Marketing Approvals of NILEMDO and NUSTENDI.

Commercial:

•	March 30, 2020: U.S. commercial availability of NEXLETOL tablets.

•	March 2020: Hired and trained our 300-member U.S. customer-facing team, averaging over 12 years of cardiovascular sales experience and supporting outreach to approximately 36,000 healthcare providers.

•	April 2020: Achieved NEXLETOL and NEXLIZET managed care coverage goals, with over 50% commercial coverage and over 20% Medicare Part D coverage.

Corporate and Business Development:

•	March 2020: $25 million payment received from Oberland Capital upon FDA marketing approval of NEXLETOL tablets.

•	April 2020: Entered into a development and commercial collaboration agreement with Otsuka Pharmaceuticals Co., Ltd. to develop and commercialize NEXLETOL and NEXLIZET tablets in Japan. Payments to Esperion under the agreement include $60 million upfront (received in April), up to an additional $450 million in development and sales milestones, approximately $100 million in development costs funded by Otsuka, and 15% to 30% tiered royalties on net product sales in Japan.

Upcoming Milestones

June 2020:

•	U.S. commercial availability of NEXLIZET tablets on June 4th.

Third Quarter of 2020:

•	European commercial launch of NILEMDO and NUSTENDI tablets by Daiichi Sankyo Europe (DSE).

•	$150 million milestone payment from DSE upon first commercial sale in the EU.

Fourth Quarter 2020:

•	Potential Rest-of-World development and commercial collaboration agreement.

2020 First Quarter Financial Results

As of March 31, 2020, cash, cash equivalents, restricted cash and investment securities available-for-sale totaled $158.2 million compared with $201.7 million at December 31, 2019. This amount does not include the $60.0 million upfront payment resulting from the Otsuka collaboration agreement that was received in April 2020.

Total revenue was $1.8 million for the first quarter of 2020, including approximately $0.8 million of net product sales of NEXLETOL and $1.0 million in collaboration revenue. This compares to total revenue of $145.4 million in the first quarter of 2019, which was attributable to the initial recognition of the upfront payment from the DSE collaboration agreement.

Research and development expenses were $34.7 million for the first quarter of 2020, compared to $46.3 million for the comparable period in 2019. The decrease was primarily attributable to a decline in costs related to the completion of enrollment of our CLEAR CVOT, which was fully enrolled during the third quarter of 2019, and costs associated with our regulatory submission activities in 2019.

Selling, general and administrative expenses were $41.6 million for the first quarter of 2020, compared to $12.2 million for the comparable period in 2019. The increase was primarily attributable to costs to support the commercialization of NEXLETOL and NEXLIZET, increases in our headcount resulting from the buildout of our 300-member customer-facing team, stock-based compensation expense, and other costs to support our growth.

Esperion had a net loss of $78.2 million for the first quarter of 2020, compared to net income of $87.4 million for the comparable periods in 2019. Esperion had a net loss per share of $2.84 for the first quarter of 2020, compared to diluted net income per share of $3.07 for the comparable period in 2019.

Esperion had approximately 27.5 million shares of common stock outstanding, with another 5.2 million issuable upon exercise of stock options and vesting of restricted stock units, and $161.7 million of the revenue interest liability outstanding as of March 31, 2020.

2020 Financial Outlook

Esperion’s pro-forma cash balance as of March 31, 2020 was $218.2 million as a result of the $60 million upfront payment received in April from Otsuka Pharmaceuticals Co., Ltd. and expects an additional $150 million in cash proceeds from the Daiichi Sankyo Europe upon first commercial sale in the EU. This amount does not include cash generated from U.S. product sales, for which Esperion is not providing guidance for in 2020, EU royalties, or upfront and/or milestone payment(s) from a potential Rest-of-World (ROW) agreement.

Esperion updated the full-year 2020 expense guidance. Research and development expenses for the full year 2020 are now expected to be $135 million to $145 million (previously $145 million to $155 million). Selling, general and administrative expenses for the full year 2020 are now expected to be $200 million to $210 million (previously $225 million to $235 million). These changes result from a natural slowing of incurred expenses due to 1.) changes in planned operating expenses due to the COVID-19 environment during the first and second quarter and 2.) the adjustments to virtual launch programs, tools and marketing tactics versus office promotional activities. Esperion continues to expect $30 million in non-cash stock-based compensation.

Esperion expects that current cash resources, coupled with the expected future milestone payment under the Daiichi Sankyo Europe collaboration agreement of $150 million and NEXLETOL and NEXLIZET commercial net product sales are sufficient to fund continued operations through profitability. Any additional cash proceeds as a result from a ROW collaboration and the additional $50 million available to Esperion, at its option, under the Oberland Capital revenue-based funding agreement, are incremental to our path to profitably and further secures our sustainable cash runway.

Conference Call and Webcast Information

Esperion's Lipid Management Team will host a conference call and webcast on May, 6 at 4:30 P.M. Eastern Time to provide a Virtual Business Update. The call can be accessed by dialing (877) 312-7508 (domestic) or (253) 237-1184 (international) five minutes prior to the start of the call and providing the access code 7588833. A live audio webcast can be accessed on the investors and media section of the Esperion website at investor.esperion.com. Access to the webcast replay will be available approximately two hours after completion of the call and will be archived on the Company's website for approximately 90 days.

CLEAR Cardiovascular Outcomes Trial

The effect of bempedoic acid on cardiovascular morbidity and mortality has not been determined. Esperion initiated a global cardiovascular outcomes trial (CVOT) to assess the effects of bempedoic acid on the occurrence of major cardiovascular events in patients with, or at high risk for, cardiovascular disease (CVD) who are only able to tolerate less than the lowest approved daily starting dose of a statin and are considered "statin averse." The CVOT — known as CLEAR Cardiovascular Outcomes Trial — is an event-driven, global, randomized, double-blind, placebo-controlled study that completed enrollment in August 2019 of over 14,000 patients with hypercholesterolemia and high CVD risk at over 1,400 sites in 32 countries.

Esperion Therapeutics

Through scientific and clinical excellence, and a deep understanding of cholesterol biology, the experienced Lipid Management Team at Esperion is committed to developing new LDL-C lowering medicines that will make a substantial impact on reducing global cardiovascular disease, the leading cause of death around the world. For more information, please visit www.esperion.com and follow us on Twitter at www.twitter.com/EsperionInc.

Esperion Therapeutics’ Commitment to Patients with Hyperlipidemia

High levels of LDL-C can lead to a build-up of fat and cholesterol in and on artery walls (known as atherosclerosis), potentially leading to cardiovascular events, including heart attack and stroke. In the U.S., 96 million people, or more than 37 percent of the adult population, have elevated LDL-C. There are approximately 18 million people in the U.S. living with elevated levels of LDL-C despite taking maximally tolerated lipid-modifying therapy — including individuals considered statin averse — leaving them at high risk for cardiovascular events1. In the United States, more than 50 percent of atherosclerotic cardiovascular disease (ASCVD) patients and heterozygous familial hypercholesterolemia (HeFH) patients who are not able to reach their guideline recommended LDL-C levels with statins alone need less than a 40 percent reduction to reach their LDL-C threshold goal2.

Esperion's mission as the Lipid Management Company is to deliver oral, once-daily medicines that complement existing oral drugs to provide the additional LDL-C lowering that these patients need.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the clinical development and commercialization plans for bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet, including Esperion's timing, designs, plans for announcement of results regarding its CLEAR Outcomes study and other ongoing clinical studies for bempedoic acid tablet and the bempedoic acid / ezetimibe combination fixed dose tablet, timing for the review and approval of expanded indications for their effect on cardiovascular events, and Esperion's expectations for the market for medicines to lower LDL-C, including the commercial launch and market adoption of bempedoic acid tablet and the bempedoic acid / ezetimibe fixed dose combination tablet in the United States and European Union. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion's actual results to differ significantly from those projected, including, without limitation, delays or failures in Esperion’s clinical development and commercialization plans, or approval of expanded indications, that existing cash resources may be used more quickly than anticipated, that Otsuka is able to successfully commercialize bempedoic acid and the bempedoic acid / ezetimibe fixed dose combination tablet, the impact of COVID-19 on our business, clinical activities and commercial development plans, and the risks detailed in Esperion's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.

References

(1) Esperion market research on file: research project interviewing 350 physicians. Esperion Therapeutics, Inc. Sept-Oct 2018.

(2) Data on file: analysis of NHANES database. Esperion Therapeutics, Inc. 2018.

Esperion Therapeutics, Inc.

Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2020	December 31, 2019
Cash and cash equivalents	$149,386	$166,130
Working capital	99,176	145,634
Investments	7,931	34,651
Restricted cash	928	928
Total assets	179,642	214,447
Revenue interest liability	161,715	132,544
Common stock	28	27
Accumulated deficit	(773,515)	(695,266)
Total stockholders' equity (deficit)	(50,246)	19,950

Esperion Therapeutics, Inc.

Statement of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Product sales, net	$858	$—
Collaboration revenue	982	145,419
Total Revenues	1,840	145,419

Operating expenses:
Cost of goods sold	31	—
Research and development	34,702	46,308
Selling, general and administrative	41,553	12,182
Total operating expenses	76,286	58,490

Income (loss) from operations	(74,446)	86,929

Interest expense	(4,171)	—
Other income, net	368	450
Net income (loss)	$(78,249)	$87,379

Net income (loss) per common share - basic	$(2.84)	$3.26
Net income (loss) per common share - diluted	$(2.84)	$3.07

Weighted average shares outstanding - basic	27,519,229	26,842,785
Weighted average shares outstanding - diluted	27,519,229	28,449,767